EXHIBIT 10.16

               [State of New York Insurance Department Letterhead]





                                                                  May 5, 2003

Mr. Peter Ziesing, President
The Insurance Corporation of New York
One Canterbury Green
Stamford, CT 06901-2032

         RE: INSURANCE CORPORATION OF NEW YORK - LETTER OF UNDERSTANDING

Dear Mr. Ziesing

     Based on our review of the Company's filed annual statement as of December 31, 2002, the operating results of the Company's parent, Trenwick America Reinsurance Company, and the Company's recent communications with this Department, we feel it is necessary to formalize a reporting process and establish guidelines for the continued activities of the Company. Accordingly, attached is a list of requirements for communicating with the Department to commence immediately upon receipt of this memorandum.

     In you have any questions or wish to discuss the matter, please call me at your convenience.

                                                    Sincerely,


                                                    Larry Levine
                                                    Assistant Chief Examiner
                                                    Property Bureau

Bcc:     Messrs. Presser, Levine, Chang, Ganley, Ms. Llera, Reading/File


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1.   The Insurance Corporation of New York shall not make any withdrawal of monies from its bank accounts, disbursement or payment outside the ordinary course of business in amounts exceeding 3% of its then aggregate cash and investments without prior approval by the Department.

2. The Insurance Corporation of New York shall not incur any debt, obligation or liability for borrowed money not related directly to the ordinary course of business without prior approval by the Department.

3. The Insurance Corporation of New York shall file statutory financial statements (balance sheet and income statement) on a monthly basis (except for quarter ending periods of March, June, and September for which The Insurance Corporation of New York shall continue to file regular quarterly statements) no later than 45 days following the month being reported upon.

4. The Insurance Corporation of New York shall not settle any inter-company balances or pay any dividends, ordinary or extraordinary, without the approval of the Department.

5. The Insurance Corporation of New York shall not enter into any new material reinsurance agreement nor modify in any material respect any existing material reinsurance agreement without prior approval by the Department; provided, however, The Insurance Corporation of New York may continue to renew existing reinsurance arrangements.

6. The Insurance Corporation of New York shall not add any individual who is not currently a senior executive officer of The Insurance Corporation of New York, or one of its affiliates, to the board of directors of The Insurance Corporation of New York without first notifying the Department. If the Department objects to the appointment of any individual, we will notify the Company within 15 days.

7. The Insurance Corporation of New York shall not change the terms of any written plans for remuneration, consulting, deferred compensation or bonus plans for directors, officers and employees of The Insurance Corporation of New York without first obtaining the approval of the Department. The Insurance Corporation of New York shall also advise the Department of any such changes made since March 31, 2003.

8. The Insurance Corporation of New York shall not enter into any new agreement nor revise any existing agreement for any form of current or future remuneration or other compensation, including severance agreements (other than severance agreements documenting terminations under existing plans, policies and agreements) for services rendered to The Insurance Corporation of New York by employees of The Insurance Corporation of New York, without the prior approval of the Department. The Insurance Corporation of New York shall also advise the

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      Department of any such new agreements entered into or revisions to existing agreements made since March 31, 2003.

9. Other than security interest granted in connection with repurchase agreements required in the ordinary course of business, The Insurance Corporation of New York shall not pledge nor assign any of its assets to secure indebtedness for borrowed money without prior approval of the Department.

10. The Insurance Corporation of New York shall provide to the Department any additional reports that the Department reasonably determines are necessary to ascertain the financial condition of The Insurance Corporation of New York.

11. The Department reserves the right to amend or supplement this agreement, in good faith, and its sole discretion, as deemed necessary.

12. This agreement shall remain in full force and effect until a) the Department provides written notice to The Insurance Corporation of New York that is released from the obligations required herein, or b) the agreement is superceded by a Department Administrative Order or a Supreme Court Order.

     Any questions related to this agreement and all filings required by this agreement should be directed to Larry Levine, Assistant Chief Examiner, Property Bureau, New York State Insurance Department, New York, NY 10004.